Exhibit 10.45

FIRST AMENDMENT TO

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT (the “Amendment”) is made as of this 11th day of April, 2007, by and between ELANDIA, INC., a Delaware corporation (the “Company”), and STANFORD INTERNATIONAL BANK LIMITED, a corporation organized under the laws of Antigua and Barbuda (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser entered into that certain Convertible Note Stock Purchase Agreement, dated as of February 16, 2007 (the “Original Agreement”), whereby the Purchaser agreed to purchase from the Company, a certain convertible promissory note for an aggregate purchase price of $25,300,000;

WHEREAS, the Purchaser agreed pursuant to the terms of Section 4.12 of the Original Agreement to provide up to $5,000,000 in additional financing (inclusive of certain placement and advisory fees) to the Company, on the same terms and conditions as described in the Original Agreement, and subject to the satisfaction of certain conditions (the “Additional Funding Commitment”);

WHEREAS, pursuant to a Loan Agreement dated October 30, 2006, the Company’s subsidiary, AST Telecom, LLC (“AST”), has obtained from ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank (jointly “ANZ”) a $5,800,000 financing facility (the “ANZ Loan Agreement”); and

WHEREAS, the Company and the Purchaser desire to amend Section 4.12 of the Original Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amendments to the Original Agreement. Section 4.12 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

4.12 Additional Funding Commitment. The Purchaser shall provide up to $5,000,000 in additional financing (inclusive of an additional placement and advisory fee to SGC of $500,000) to the Company upon the written request of the Company, on the same terms and conditions as described herein (including the issuance by the Company of an additional convertible promissory note as well as the issuance of warrants in accordance with Schedule 2 attached hereto and the corresponding registration rights with respect to the shares of Common Stock underlying such warrants and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon conversion of this additional debt), upon the first to occur of the following: (i) Latin Node shall have obtained at least $5,000,000 in third party debt financing within the next twelve (12) months; OR (ii) the revolving loan portion of the ANZ financing facility (in an amount up to $5,000,000) shall have matured and not been renewed and there shall not exist any event of default under Section 6.11 of the ANZ Loan Agreement. The Company may use the net proceeds of the additional $5,000,000 funding to provide additional working capital to Latin Node and to satisfy the obligations of AST and the Company to ANZ under the ANZ Loan Agreement and the continuing guaranty executed by the Company in connection therewith, as well as for general working capital purposes of the Company. In addition to the placement and advisory fee to SGC described above, upon the funding of the additional financing, the Company shall issue to SGC 7-year warrants (along with corresponding registration rights) to purchase 50,000 shares of Common Stock exercisable at $5.00 per share.

2. Miscellaneous.

(a) The Original Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.

(b) The Company’s representations and warranties contained in the Original Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Company has performed all covenants and agreements required to be performed pursuant to the Original Agreement in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the Original Agreement.

(c) In the event of any conflict between the terms or provisions of this Amendment and the Original Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Original Agreement shall remain in full force and effect.

(d) Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the Original Agreement.

(e) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

Elandia, Inc.

By:	/s/ Harry Hobbs
Harry Hobbs
Chief Executive Officer

PURCHASER:

Stanford International Bank Ltd.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

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